EXHIBIT 5

              [Letterhead of Bell, Boyd & Lloyd]




                       August 11, 1999


Deere & Company
One John Deere Place
Moline, Illinois 61265-8098


             REGISTRATION STATEMENT ON FORM S-3


Ladies and Gentlemen:

    We have represented Deere & Company, a Delaware corporation (the "Company"), in connection with the preparation of a registration statement on Form S-3 (the "Registration Statement"), filed under the Securities Act of 1933, as amended (the "Act"), for the purpose of registering under the Act an aggregate of 1,531,957 shares of common stock, $1.00 par value (the "Shares"), of the Company. In this connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate and other records, certificates and other papers, including the Registration Statement and pertinent resolutions of the board of directors of the Company, as we deemed it necessary to examine for the purpose of this opinion.

    Based upon such examination, it is our opinion that the Shares are legally issued, fully paid and non-assessable.

    We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption "Legal Matters". In giving this consent, we do not admit that we are within the category of persons whose consent is required by
Section 7 of the Securities Act of 1933.

                              Very truly yours,


                              /s/ Bell, Boyd & Lloyd
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